ASSET PURCHASE AGREEMENT

by and among

Emergent Health Corp.
a Wyoming corporation

and

Regen Biowellness, Inc.
a Nevada corporation

August 1, 2022

ASSET PURCHASE AGREEMENT

This **ASSET PURCHASE AGREEMENT** (the "Agreement") is entered into as of this 1st day of August 2022, by and among **Emergent Health Corp**, a Wyoming corporation, doing business at 150 Motor Parkway, Suite 401, Hauppauge, NY 11788 (hereinafter referred to as "**Emergent**" or "**Purchaser**") and **Regen Biowellness, Inc., f/k/a Availa Bio, Inc.**, a Nevada corporation, located at 225 West 34th Street, 14 Penn Plaza, 9th Floor, New York, NY (hereinafter referred to as "**Regen**"), and the shareholders of Regen (the "**Regen Shareholders**"). Each of Emergent, Regen and Regen Shareholders are a "Party" and are together, the "Parties".

WHEREAS, Emergent desires to acquire, and Regen desires to sell, all assets of Regen, consisting of, but not limited to Corporate Name, Stock Holdings, Branding, Trademarks, Patents, IP, Formulations, Branding, any and all SKU's, etc., and certain debts and liabilities of and held by Regen, upon the terms and conditions hereinafter set forth.

WHEREAS, Regen believes it is in the best interest of its Shareholders to exchange (the "**Exchange**") all of their respective Regen Equity Interests for, the Purchase Price as set forth herein immediately after the closing of the transaction contemplated herein, as set forth below (the "Emergent Exchange Shares"); and

WHEREAS, it is the intention of the Parties that the Exchange qualify as a: (i) tax-free reorganization under Section 368(a)(1)(c) of the United States Internal Revenue Code of 1986, as amended; and (ii) transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the "Securities Act"); and

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived here from, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
SHARE EXCHANGE

<u>Section 1.01</u> <u>Incorporation of Recitals</u>. The recitals set forth hereinabove are hereby incorporated herein by this reference with the same force and effect as if fully hereinafter set forth.

<u>Section 1.02</u> <u>Purchase Price</u>. The purchase price to be paid by Emergent for the purchase of the Regen Equity Interests is as follows:

(a) The issuance of 1,500,000 Series C Preferred Shares of Emergent (the "Purchase Price"). No share of Series C Preferred Stock shall be converted into shares of Common Stock prior to January 1, 2024. Effective January 1, 2024 (the "Automatic Conversion Date"), all issued and outstanding shares of Series C Preferred Stock shall be converted into shares of Common Stock at the then-applicable Conversion Rate; *provided, however*, that holders of not less than a majority of the then-issued and outstanding shares of Series C Preferred Stock may, from time to time, by written consent delivered to the Corporation, vote to extend the Automatic Conversion date to a future date certain. The entire Class may agree to mandatory

conversion at an earlier date. In addition, the entire class of the Series C Preferred Stock shall have and maintain, at all times, full ratchet anti-dilution protection rights as to the total number of issued and outstanding shares of our common stock and preferred stock from time to time, at the rate of 80%, calculated on a fully diluted basis.

Section 1.03 The Exchange.

(a) On the terms and subject to the conditions set forth in this Agreement, on the date (the "Closing Date") of the consummation of the transactions contemplated hereby (the "Closing"), the Regen Shareholders shall assign, transfer and deliver, free and clear of all liens, encumbrances, pledges, security interests, claims, charges, options, rights of first refusal, proxies, voting trusts, or agreements, transfer restrictions under any agreement or any other restriction or limitation whatsoever, including any contract granting any of the foregoing (collectively, "Liens"), all of its Regen Equity Shares as set forth in Schedule 1.03 (b) attached hereto (the "Exchange Schedule") in exchange for the number of Emergent Exchange Shares agreed upon, which shall be free and clear of any and all Liens, other than restrictions under federal and state securities laws and regulations, set forth opposite such Regen Shareholders name in the Exchange Schedule.

(b) As the result of the Exchange, (i) Emergent shall acquire 100% of the assets and certain liabilities of Regen, and form a new subsidiary, if desired, which shall become a wholly owned subsidiary of Emergent and (ii) the Regen Shareholders shall have received the Purchase Price.

Section 1.04 The Closing.

(a) The Closing shall take place on or about **August 1, 2022 at 10:00 A.M.** (New York City time) at the offices of Regen, at the address indicated above, or such other time and place as designated by the Parties herein, simultaneous with the date on which the Assignment described below is completed and all of the conditions precedent set forth in Articles V, VI and VII hereof are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, place or date, or any or all, are agreed to in writing by the Parties.

(b) On the Closing Date, the Regen shall surrender the assets and certain liabilities, and be entitled to receive a certificate or certificates evidencing such Regen Shareholders' Emergent Exchange Shares, or to be issued by the Transfer Agent of Emergent.

Subsequent to the closing, Emergent shall take possession and control of the following:

(i) the Corporate name, Regen Biowellness;
(ii) Intellectual Property;
(iii) Products;
(iv) bank accounts;
(v) distribution networks and channels;
(vi) receivables and payables; and
(vii) 4,400,000 shares of Series F Preferred Stock of Cannagistics, Inc., including

the Intellectual Property listed on Schedule 1.04 (b), annexed hereto and incorporated herein;

(viii) certain debts and liabilities.

Section 1.05 Termination. This Agreement may be terminated by the board of directors of Regen (the "Regen Board") or the board of directors of Emergent (the "Emergent Board"), only in the event that either Regen or Emergent, as applicable, does not meet their respective obligations or the conditions precedent set forth in Articles V, VI and VII hereof. If this Agreement is terminated pursuant to this Section 1.04, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder for any Party, except as expressly provided herein.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF REGEN

Each Regen Party, jointly and severally, represents and warrants to Emergent that, as of the date hereof, and as of the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 2.01 Incorporation; Authorization; Enforceability.

(a) Regen is duly organized, validly existing and in good standing limited liability corporation under the laws of the State of Nevada. Regen has the power and authority to carry on its business as it is now being conducted. Regen has all corporate power to own, operate and lease its business and licenses, and assets and carry on its business as the same is now being conducted. Regen does not own, directly or indirectly, nor has Regen entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any (collectively, a "Person") partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or Governmental Authority (as defined in Section 2.01(b) herein) or is a member of or participant in any Person or has any subsidiaries.

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (a) violate any provision of the Certificate of Incorporation/Formation or Bylaws of Regen; (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Lien upon any of the properties or assets of Regen or under any of the terms, conditions or provisions of any contract, agreement or other arrangement to which Regen is a party or to which any of its properties or assets may be bound, or any permit, registration, approval, license or other authorization or filing to which Regen is subject or to which any of its properties or assets may be subject; (c) require any action, consent or approval of any Person; (d) violate any order, writ, or injunction, or any

decree or law applicable to Regen or its business, properties, or assets; or (e) require any action, consent or approval of, or review by, or registration or filing by the Company or any of its shareholders with any national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by same to perform any of such functions ("Governmental Authority").

(c) Regen has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Regen and the consummation by it of the transactions contemplated hereby, and the execution, delivery and performance of the other agreements, documents and instruments to be executed and delivered in connection with this Agreement by Regen and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on its part and no other action or proceeding on the part of Regen is necessary to authorize the execution, delivery, and performance by it of this Agreement and the consummation of the transactions contemplated hereby.

(d) When fully executed by all Parties, this Agreement constitutes the valid and binding obligation of Regen, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, or principles of equity.

Section 2.02 Issued and Outstanding Interests.

(a) There is a total of 1,000 shares of Regen currently issued and outstanding on a fully diluted basis, held by Regen Shareholders. The issued and outstanding Regen Shares are validly issued, fully paid and non-assessable. shares of Regen are subject to preemptive rights, or any other similar rights and the Regen Shares were issued in compliance with all applicable federal or state securities laws, and the rules and regulations promulgated thereunder (the "Securities Laws").

(b) Regen's shareholder's lists and minute books are correct and complete, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all corporate actions of the stockholders and directors (and any committees thereof). All accounts, books, ledgers and official and other records of Regen fairly and accurately reflect all of Regen's transactions, properties, assets and liabilities.

Section 2.03 Options or Rights. There are (i) no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of Regen or arrangements by which Regen is or may become bound to issue additional shares of capital stock of Regen, (ii) no agreements or arrangements under which the Regen is obligated to register the sale of any of its securities under the Securities Act, and (iii) no anti-dilution or price adjustment provisions contained in any security issued by Regen (or any agreement providing any such rights).

Section 2.04 No Dividends, Options or Warrants. Regen has not (i) declared or made, or agreed to declare or make, any payment of dividends or distributions of assets to the Regen Shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its equity or (ii) granted, or agreed to grant, any options, or other rights for its shares of common stock or other corporate securities calling for the issuance thereof, except in connection with this Agreement.

Section 2.05 Litigation and Proceedings. There are no actions, suits, hearings, inquiries, reviews, proceedings or investigations pending against Regen before any court or Governmental Agency and Regen has not received any notice of any event or occurrence which could result in any such action, suit, hearing, inquiry, review, proceeding or investigation.

Section 2.06 No Conflicts. The execution, delivery and performance of this Agreement by Regen will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to Regen or its equity capital; or (iii) violate or breach any contractual obligation to which Regen is a party or its equity is bound.

Section 2.07 Compliance with Laws and Regulations. To its knowledge, Regen has complied with all applicable statutes and regulations, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of Regen and except to the extent that noncompliance would not result in the occurrence of any material liability for Regen. Neither Regen nor any of its officers, directors, employees, or agents has received any notice from any Governmental Authority that Regen has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or threatened.

Section 2.08 Financial Obligations; Taxes. Regen has timely filed all state, federal and local income and franchise tax returns required to be filed by it from its inception to the date hereof. Neither Regen nor the Regen Shareholders have any liabilities with respect to the payment of any federal, state, foreign, county, local or other taxes (including any deficiencies, interest or penalties).

Section 2.09 Accuracy. All representations, warranties and certifications contained in this Agreement and all the other documents delivered in connection with this Agreement and the Exchange delivered directly or indirectly by Regen or the Regen Shareholders are true, correct and complete, do not contain any statement which is false or misleading with respect to a material fact and do not omit to state a material fact necessary in order to make the statements herein and therein not false or misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE REGEN SHAREHOLDERS

The Regen Shareholders, represents and warrants to Emergent that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were

made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 3.01 Good Title. Such Regen Shareholder is the record and beneficial owner, and has good title to its Regen Shares, with the full right and authority to sell and deliver such Regen Assets, and certain liabilities, to Emergent pursuant to the Exchange. At Closing, Emergent, as the new owner of such Regen Assets and certain liabilities, will receive good title to such Regen Assets.

Section 3.02 Due Formation; Power and Authority.

(a) Each Regen Shareholder has the power and authority to carry on its business as it is now being conducted.

(b) Each Regen Shareholder is of majority age and has the legal capacity, to execute and deliver this Agreement and consummate the transactions contemplated hereby, and to perform his obligations under this Agreement. This Agreement constitutes a legal, valid, and binding obligation of such Regen Shareholder, enforceable against such Regen Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, or principles of equity.

Section 3.03 No Conflicts. The execution and delivery of this Agreement by such Regen Shareholder and the performance by such Regen Shareholder of his/her obligations hereunder in accordance with the terms hereof: (i) will not require the consent of any third party or Governmental Authority; (ii) will not violate any laws applicable to such Regen Shareholder or its Regen Shares; and (iii) will not violate or breach any contractual obligation to which such Regen Shareholders is a party or under which its Regen Shares or any of his other assets are bound.

ARTICLE IV
REPRESENTATIONS, COVENANTS AND WARRANTIES OF EMERGENT

Except as set forth in the disclosure schedules to this Article IV that are attached hereto (the "Emergent Schedules"), which exceptions shall be deemed to be part of the representations and warranties made hereunder, Emergent represents and warrants to each Regen Party that, as of the date hereof and the Closing Date (with the same force and effect as if such representations and warranties were made at and as of the Closing Date), except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date:

Section 4.01 Organization; Authority.

(a) EMERGENT is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Emergent is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property

and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

(b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the certificate of incorporation or bylaws of Emergent. Emergent has full power and authority to enter into this Agreement and consummate the transactions contemplated hereby.

(c) This Agreement constitutes the valid and binding obligation of Emergent, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, or principles of equity.

Section 4.02 No Conflicts; Compliance with Laws and Regulations.

(a) Emergent has complied with all applicable statutes and regulations of any federal, state or other applicable governmental entity or agency thereof. Emergent is not a party to or bound by, and the properties of Emergent are not subject to, any judgment, order, writ, injunction, decree or award.

(b) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify, the terms of any indenture, mortgage, deed of trust or other material agreement or instrument to which Emergent is a party or to which it or any of its assets, properties or operations are subject.

(c) The execution, delivery and performance of this Agreement by Emergent will not: (i) require the consent of any third party or governmental entity under any laws; (ii) violate any laws applicable to Emergent or its capital stock; or (iii) violate or breach any contractual obligation to which Emergent is a party or its capital stock bound.

Section 4.07 Material Transactions or Affiliations. Other than as disclosed, there exists no contract, agreement or arrangement between Emergent and any predecessor or any Person who was at the time of such contract, agreement or arrangement an officer, director or Person owning of record or beneficially 5% or more of the issued and outstanding shares of Emergent Common Stock; no officer, director nor 5% stockholder has, or has had since the inception of Emergent, any known interest, direct or indirect, contingent or otherwise, in any such transaction with Emergent and Emergent has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated Person.

ARTICLE V
PRE-CLOSING COVENANTS

On or before the Closing Date, the Parties shall have complied with and/or provided the following:

Section 5.01 Access to Properties and Records. Each of Emergent and Regen, shall have afforded to the officers, directors, and holders of its equity that are signatories hereto and authorized representatives of the other full access to their respective properties, books and records in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of Emergent or Regen, as the case may be, as the other shall from time to time reasonably request and without undue expense.

Section 5.02 Omitted.

Section 5.03 Further Assurances. Subject to the terms and conditions herein provided, each Party shall use its reasonable best efforts to perform or fulfill any and all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable. Each Party also agrees that it shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF EMERGENT

The obligations of Emergent under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Regen and the Regen Shareholders in this Agreement were true in all material respects when made and shall be true in all material respects on the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date). Regen shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Regen, prior to or at the Closing. Emergent shall be furnished with a certificate, signed by a duly authorized executive officer of Regen, and dated the Closing Date, to the foregoing effect.

Section 6.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court, governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.03 Consents. All material consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the

transactions contemplated herein, or for the continued operation of Regen, after the Closing Date on the basis as presently operated, shall have been obtained.

Section 6.04 Other Items. Emergent shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as EMERGENT may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF REGEN AND THE REGEN SHAREHOLDERS

The obligations of Regen and the Regen Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants. The representations and warranties made by Emergent in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement and those representations and warranties that speak of a different date) with the same force and effect as if such representations and warranties were made at and as of the Closing Date. Additionally, Emergent shall have fully performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Emergent. Regen shall be furnished with a certificate, signed by a duly authorized executive officer of Emergent and dated the Closing Date, to the foregoing effect.

Section 7.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.03 Consents. All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of EMERGENT after the Closing Date on the basis as presently operated, shall have been obtained.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Post-Closing Covenants.

(a) Indemnification.

(i) Emergent, shall indemnify and hold harmless Regen and its officers, directors and agents from and against any and all losses, damages, fees, costs, expenses, obligations and liabilities (collectively, the "Liabilities") or actions, investigations, inquiries,

arbitrations, claims or other governmental or administrative agency proceedings in respect thereof, including enforcement of this Agreement (collectively, the "Actions" and together with the Liabilities, the "Losses"), arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Article II and Article III, respectively, of this Agreement or (B) a material breach of any covenant or agreement in this Agreement or any related agreement.

(ii) Regen hereby agrees to indemnify Emergent and their respective officers, directors, stockholders, representatives and agents, from and against any and all Losses to which it or they may become subject arising out of or based on (A) any material inaccuracy appearing in, or misrepresentations made under, Article IV of this Agreement, (B) a material breach of any covenant or agreement in this Agreement or any related agreement or (C) any Action arising after the Closing.

(iii) Without limiting the foregoing, Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement.

(iv) The indemnification provided for in this paragraph (d) shall survive the Closing and consummation of the transactions contemplated hereby, and termination of this Agreement.

Section 8.02 Brokers. Each Party agrees that there were no finders or brokers involved in bringing the Parties together or who were instrumental in the negotiation, execution or consummation of this Agreement. Each of the Regen Parties agrees to indemnify Emergent and its officers, directors, agents, representatives and their respective affiliates others against any claim by any third Person for any commission, brokerage or finder's fee arising from the transactions contemplated hereby. Emergent agrees to indemnify each of the Regen Parties and their respective affiliates others against any claim by any third Person for any commission, brokerage or finder's fee arising from the transactions contemplated hereby

Section 8.03 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve

process in any manner permitted by law.

Section 8.04 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and addressed as follows:

If to Emergent, to:	150 Motor Parkway Suite 401 Hauppauge, NY 11788
If to Regen, to:	225 W 34th Street 14 Penn Plaza 9th floor New York, NY
If to the Regen Shareholder, to:	225 W 34th Street 14 Penn Plaza 9th floor New York, NY

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder.

Notice shall be deemed to have been duly received:

(a) If given by fax or email, when transmitted and the appropriate confirmation received, as applicable, if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission;

(b) If given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mail; and

(c) If given by courier, messenger or other means, when received or personally delivered and, in any such case, addressed as indicated herein, or to such other addresses as may be specified by any Party to the other Parties pursuant to notice given by such Party in accordance with the provisions of this Section 8.04.

Section 8.05 Attorney's Fees. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including, without limitation, reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.06 Confidentiality. Each Party agrees with the others that, unless and until the transactions contemplated by this Agreement have been consummated, such Party and such Party's officers, directors, employees, advisors, agents or representatives (collectively, the "Representatives") shall hold in strict confidence all data and information obtained with respect to

another Party or any subsidiary thereof (whether written or oral and regardless of whether such information is marked "Confidential") from any Representative or from any books or records or from personal inspection, of such other Party, and shall not use such data or information or disclose the same to others, except to the extent such data or information is (i) public at no fault of the receiving Party; (ii) required by law to disclose; or (iii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement. In the event of the termination of this Agreement, each Party shall return to the other all documents and other materials obtained by it or on its behalf and shall destroy all electronic and paper copies, summaries, work papers, abstracts or other materials relating thereto, and each Party will continue to comply with the confidentiality provisions set forth herein.

Section 8.07 Public Announcements and Filings. Unless required by applicable law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the transactions contemplated hereby) or file any document, relating to this Agreement, the existence of this Agreement and the transactions contemplated hereby, except as may be mutually agreed by the Parties. Copies of any such filings, public announcements or disclosures, including, without limitation, any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each Party at least one (1) business day prior to the release thereof.

Section 8.08 Third Party Beneficiaries. This Agreement is strictly between Emergent, and Regen and each of the Regen Shareholders and, except as specifically provided, no other Person shall be deemed to be a third-party beneficiary of this Agreement. Each Party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

Section 8.09 Expenses. Subject to Article VII and Article VIII herein, whether or not the Exchange is consummated, each of Emergent and Regen shall bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with this Agreement and any other agreements in connection therewith, the Exchange or any of the other transactions contemplated hereby.

Section 8.10 Entire Agreement. This Agreement and the related documents referenced herein represent the entire agreement between the Parties relating to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.11 Survival; Termination. The representations, warranties and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of one year.

Section 8.12 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall be but a single instrument. Signatures delivered by facsimile shall be deemed original signatures.

Section 8.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law or in equity, and may be enforced concurrently therewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all Parties, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may only be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

Section 8.14 Separate Legal Counsel. Each Party hereby acknowledges, agrees and represents and warrants to the other Parties that it has had opportunity to be represented by its own separate legal counsel, or has waived any conflict of interest, in connection with the preparation, negotiation and execution of this Agreement, and the consummation of the transactions contemplated hereby, and no such Party has relied on any other Party's legal counsel or such other Party's counsel's advisement in connection herewith. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a Party or Parties on the ground that such Party or Parties drafted or was more responsible for the drafting of any such provision(s).

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above, and the corporate Parties have caused this Agreement to be executed by their respective officers, hereunto duly authorized.

Emergent Health Corp.

DocuSigned by:

By: James W. Zimbler

799914C7E03D474...

Name: James W. Zimbler
Title: Chief Executive Officer/President

Regen Biowellness, Inc.

DocuSigned by:

By: Jim Morrison

ECE9D532AB12490...

Name: Jim Morrison
Title: Chief Executive Officer/President